EXHIBIT 10.27
QUALCOMM INCORPORATED
2006 LONG-TERM INCENTIVE PLAN
EXECUTIVE PERFORMANCE STOCK UNIT GRANT NOTICE

Qualcomm Incorporated (the “Company”), pursuant to its 2006 Long-Term Incentive Plan (the “Plan”) hereby grants to the Participant named below the number of Performance Stock Units set forth below, each of which is a bookkeeping entry representing the equivalent in value of one (1) share of the Company’s common stock. The Executive Performance Stock Unit Award is subject to all of the terms and conditions as set forth herein and the Executive Performance Stock Unit Agreement (attached hereto) and the Plan, which are incorporated herein in their entirety. A copy of the Plan can be obtained from the Stock Administration website, located on the Company’s internal webpage, or you may request a hard copy from the Stock Administration Department.

Participant: «First_Name» «Last_Name»                 Grant No.: «Number»

Emp #: «ID»	Number of Performance Stock Units: «Shares_Granted»

Date of Grant: «Date_of_Grant»

Performance Period: «Date Range»

«Measurement Periods»

First Measurement Period:	«First_Meas Date Range»

«Addit. Measurement Period(s):»	«Additional_Meas Date Range(s)»

Vesting Date: Except as otherwise provided in the Plan or the Executive Performance Stock Unit Agreement, this Performance Stock Unit Award will vest ten (10) days after the end of the Performance Period («End Date»), so long as your Service (as defined in the Plan) is continuous from the Date of Grant through that date.

Additional Terms/Acknowledgments: The Participant acknowledges (in the form determined by the Company) receipt of, and represents that the Participant has read, understands, accepts and agrees to the terms and conditions of, the following: this Grant Notice, the Executive Performance Stock Unit Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.7 of the Plan). Participant hereby accepts this Performance Stock Unit Award subject to all of the terms, conditions and procedures established by the Company with respect to the Performance Stock Units.

Qualcomm Incorporated:

By:

«Signature»
Steven M. Mollenkopf
Chief Executive Officer
Dated: «Date»

Attachment: Executive Performance Stock Unit Agreement (U.S. PSU-EX-A8)
U.S. PSU- EX-A9 09.16.2014

QUALCOMM INCORPORATED
2006 LONG-TERM INCENTIVE PLAN
EXECUTIVE PERFORMANCE STOCK UNIT AGREEMENT
Pursuant to the Grant Notice and this Executive Performance Stock Unit Agreement (the “Agreement”), Qualcomm Incorporated (the “Company”) has granted you a Performance Stock Unit Award with respect to the number of shares of the Company’s common stock (“Stock”) indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the “Plan”) shall have the same definitions as in the Plan.
The details of this Performance Stock Unit Award are as follows:
1.Service and Vesting.
1.1Service. As provided in the Plan and notwithstanding any other provision of this Agreement, the Company reserves the right, in its sole discretion, to determine when your Service has terminated, including in the event of any leave of absence or part-time Service.
1.2Vesting. Except to the extent that your Performance Stock Units may vest earlier as provided in Section 2.4(a) through (d) and Section 6.1, your Performance Stock Units will vest if and to the extent that you continue in Service through the Vesting Date specified in the Grant Notice (the “Vesting Date”). Except to the extent that your Performance Stock Units may vest earlier as provided in Section 2.4(a) through (d) and Section 6.1, if your Service terminates before the Vesting Date, all of your Performance Stock Units shall be forfeited. Notwithstanding any other provision of the Plan or this Agreement, the Company reserves the right, in its sole discretion, to suspend vesting of this Performance Stock Unit Award in the event of any leave of absence or part-time Service.
2.Settlement of the Performance Stock Units.
2.1Form and Timing of Payment. Subject to the other terms of the Plan and this Agreement, any Performance Stock Units that vest and become nonforfeitable in accordance with the Grant Notice will be paid to you in whole shares of Stock, in the amount specified in Section 2.2 and Section 2.3, no later than 30 days after the later of (i) the Vesting Date specified in the Grant Notice or (ii) the date on which the Committee certifies in writing the number of Shares (if any) that are payable under this Agreement based on the terms and conditions set forth in Section 2.2 and Section 2.3, which certification and determination shall be made by the Committee no later than the November 30th that next follows the end of the Performance Period. Failure to achieve the minimum Performance Target necessary for payment under Section 2.2 shall result in the forfeiture of all Performance Stock Units.

2.2Amount of Payment. Subject to modification under Section 2.3 and Section 2.4, the number of shares of Stock that shall be issued to you by the Company on the date specified in Section 2.1 is the sum of the Shares Earned for each Measurement Period. The “Shares Earned” for each Measurement Period is equal to the amount determined by multiplying the Target Shares for the Measurement Period by the Payout Percentage, rounding up to the nearest whole share. The “Target Shares” for each Measurement Period is a number of shares of Stock equal to 50% of the Number of Performance Stock Units specified in the Grant Notice. For purposes of this Section 2.2, the following additional definitions apply:
(a)“Beginning Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the first day of the Measurement Period (if the applicable day is not a trading day, the immediately preceding trading day).
(b)“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the last day of the Measurement Period (if the applicable day is not a trading day, the immediately preceding trading day).
(c)“Measurement Period” means each period specified in the Grant Notice.
(d)“Nasdaq-100 Companies” means the companies that are included in the NASDAQ-100 Index (published by The NASDAQ Stock Market, or its successor) continuously from the beginning through the end of the relevant Measurement Period. The Committee shall have the authority to make appropriate adjustments to the extent necessary to account for extraordinary, unusual and infrequently occurring events and transactions involving that company.

(e)“Payout Percentage” means the percentage that corresponds to the TSR Percentile Rank specified below:

TSR Percentile Rank	Payout Percentage
90th percentile and above	200%
75th percentile	150%
60th percentile	100% (Target)
50th percentile	75%
33rd percentile	33%
Below 33rd percentile	0%
Between the levels specified above, the Payout Percentage is interpolated linearly at a ratio of three-and-one-third (3-1/3) percentage points for each percentile that the TSR Percentile Rank is greater than the 60th percentile, and two-and-one-half (2-1/2) percentage points for each percentile that the TSR Percentile Rank is less than the 60th percentile, in each case rounded up to the nearest decimal point.
(f)“Performance Period” means the period specified in the Grant Notice, which begins on the first day of the first Measurement Period and ends on the last day of the last Measurement Period.
(g)“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Measurement Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares when paid. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting a company’s TSR for the relevant Measurement Period.
(h)“TSR Percentile Rank” means the Company’s percentile ranking relative to the Nasdaq-100 Companies, based on TSR. TSR Percentile Rank is determined by ordering the Nasdaq-100 Companies (plus the Company if the Company is not one of the Nasdaq‑100 Companies) from highest to lowest based on TSR for the relevant Measurement Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank =	( N - R )	* 100
N
“N” represents the number of Nasdaq-100 Companies for the relevant Measurement Period (plus the Company if the Company is not one of the Nasdaq-100 Companies for that Measurement Period).
“R” represents the Company’s ranking among the Nasdaq-100 Companies (plus the Company if the Company is not one of the Nasdaq-100 Companies for the relevant Measurement Period).
For example, if there are 100 Nasdaq-100 Companies (including the Company), and the Company ranked 40th, the TSR Percentile Rank would be at the 60th percentile:
60 = (100 - 40)/100 * 100.

2.3Limitation on Amount of Payment. Notwithstanding anything in this Agreement to the contrary, if the Company’s TSR is negative for the Performance Period, then the maximum number of shares of Stock that shall be issued to you by the Company on the date specified in Section 2.1 will be equal to the Number of Performance Stock Units specified in the Grant Notice. Likewise, if your Service terminates in the first Measurement Period under the circumstances specified in Section 2.4 and the Company’s TSR is negative for that Measurement Period, then the maximum number of shares of Stock that shall be issued to you by the Company pursuant to Section 2.4 will be equal to the number of Target Shares for that Measurement Period.
2.4Effect of Termination of Service. Except as otherwise expressly set forth in this Section 2.4, in the event of the termination of your Service for any reason, whether voluntary or involuntary, all unvested Performance Stock Units shall be immediately forfeited without consideration.
(a)Disability. If your Service with the Employer terminates because of your Disability, the vesting of your Performance Stock Units shall be accelerated in full effective as of the date on which your Service terminates due to your Disability, but the number of shares of Stock that shall be issued to you by the Company under this Agreement shall be prorated and paid as follows. The Company shall issue to you, within 30 days after the end of the Measurement Period during which your Service terminates due to your Disability, the number of shares (rounded up to the nearest whole Share) equal to the sum of (i) the Shares Earned for any Measurement Period prior to the Measurement Period during which your Service terminates due to your Disability, plus (ii) the Target Shares for the Measurement Period during which your Service terminates.
(b)Death. If your Service with the Employer terminates because of your death, the vesting of the Performance Stock Units shall be accelerated in full effective upon your death, but the number of shares of Stock that shall be issued to you by the Company under this Agreement shall be prorated as follows. The Company shall issue to your estate, personal representative, or beneficiary to whom the Performance Stock Units may be transferred by will or by the laws of descent and distribution, within 30 days after the end of the Measurement Period during which your death occurs, the number of shares (rounded up to the nearest whole Share) equal to the sum of (i) the Shares Earned for any Measurement Period prior to the Measurement Period during which your death occurs, plus (ii) the Target Shares for the Measurement Period during which your death occurs. If your Service with the Employer terminates because of your Disability, and you are entitled to payment under Section 2.4(a), and you later die in a subsequent Measurement Period covered by this Agreement, your estate, personal representative, or beneficiary to whom the Performance Stock Units may be transferred by will or by the laws of descent and distribution shall receive within 30 days of the end of the Measurement Period during which your death occurs, rounded up, equal to the Target Shares for the Measurement Period during which your death occurs.
(c)Normal Retirement Age. If your Service with the Employer terminates at or after Normal Retirement Age, the vesting of your Performance Stock Units shall be accelerated in full effective as of the date on which your Service terminates, but the number of shares of Stock that shall be issued to you by the Company under this Agreement shall be prorated and paid as follows. The Company shall issue to you, within 30 days after the end of the Measurement Period during which your Service terminates at or after Normal Retirement Age, the number of shares (rounded up to the nearest whole Share) equal to the sum of (i) the Shares Earned for any Measurement Period prior to the Measurement Period during which your Service terminates at or after Normal Retirement Age, plus (ii) the Shares Earned for the Measurement Period during which your Service terminates multiplied by a fraction the numerator of which is the number of whole and partial months (rounded up) from the beginning of that Measurement Period until the date your Service terminates, and the denominator of which is the number of months in that Measurement Period.
(d)Termination After Change in Control. If your Service with the Employer terminates as a result of Termination After Change in Control (as defined below), the vesting of any Performance Stock Units that remained outstanding after the Change in Control shall be accelerated in full effective as of the date on which your Service terminates, but the number of shares of Stock that shall be issued to you by the Company under this Agreement shall be prorated and paid as follows. The Company shall issue to you, within 30 days after the end of the Measurement Period during which your Service terminates, the number of shares (rounded up to the nearest whole Share) equal to the sum of (i) the Shares Earned for any Measurement Period prior to the Measurement Period during which your Service terminates, plus (ii) the Shares Earned for the Measurement Period during which your Service terminates multiplied by a fraction the numerator of which is the number of whole and partial months (rounded up) from the beginning of that Measurement Period until the date your Service terminates, and the denominator of which is the number of months in that Measurement Period.
(e)Certain Definitions.
(i)“Cause” shall mean any of the following: (1) your theft of, dishonesty with respect to, or falsification of any Participating Company documents or records; (2) your improper use or disclosure of a Participating Company’s confidential or proprietary information; (3) any action by you which has a detrimental effect on a Participating Company’s reputation or business; (4) your failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by you of any employment or service agreement between you and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs your ability to perform your duties with a Participating Company; or (7) violation of a material Company or Participating Company policy.
(ii)“Good Reason” shall mean any one or more of the following:
a)without your express written consent, the assignment to you of any duties, or any limitation of your responsibilities, substantially inconsistent with your positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of a Change in Control;
b)without your express written consent, the relocation of the principal place of your employment or service to a location that is more than fifty (50) miles from your principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of you than such travel requirements existing immediately prior to the date of the Change in Control;
c)any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (A) your base salary in effect immediately prior to the date of a Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to yours), or (B) your bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by you);
d)any failure by the Participating Company Group to (A) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which you were participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you;
e)any breach by the Participating Company Group of any material agreement between you and a Participating Company concerning your employment; or
f)any failure by the Company to obtain the assumption of any material agreement between you and the Company concerning your employment by a successor or assign of the Company.
(iii)“Termination After Change in Control” shall mean either of the following events occurring within twenty-four (24) months after a Change in Control:
a)termination by the Participating Company Group of your Service with the Participating Company Group for any reason other than for Cause; or
b)your resignation for Good Reason from all capacities in which you are then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.

c)Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of your Service with the Participating Company Group which (1) is for Cause; (2) is a result of your death or Disability; (3) is a result of your voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

2.5Tax Withholding. You acknowledge that the Company and/or the Participating Company that employs you (the “Employer”) may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this Performance Stock Unit Award. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; (b) withholding of Stock and/or cash from the payment of the Performance Stock Units; (c) arranging for the sale of shares of Stock payable in connection with the Performance Stock Units (on your behalf and at your direction which you authorize by accepting this Performance Stock Unit Award); or (d) any other method allowed by the Plan or applicable law. If your Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in subsection (b) herein, you will be deemed to have been issued the full number of shares of Stock subject to this Performance Stock Unit Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The “Fair Market Value” of any Stock withheld pursuant to this Section 2.5 shall be equal to the closing price of a share of Stock as quoted on any national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination (or, if there is no closing price on that day, the last trading day prior to that day) or, if the Stock is not listed on a national or regional securities exchange or market system, the value of a share of Stock as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.
3.Tax Advice. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF ANY PERFORMANCE STOCK UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.Dividend Equivalents. If the Board declares a cash dividend on the Company’s Stock, you will be entitled to Dividend Equivalents on the dividend payment date established by the Company equal to the cash dividends payable on the same number of shares of Stock as the number of Shares Earned and the number of any Target Shares to which you are entitled upon termination of Service due to death or Disability (“Target Shares Earned”) subject to this Performance Stock Unit Award on the dividend record date established by the Company. Any such Dividend Equivalents will be in the form of additional Shares Earned and/or Target Shares Earned, will be subject to the same terms and vesting dates as the underlying Shares Earned and/or Target Shares Earned, and will be paid at the same time and in the same manner as the underlying Shares Earned and/or Target Shares Earned originally subject to this Performance Stock Unit Award, except that any fractional shares attributable to Dividend Equivalents will be paid in cash within thirty (30) days following the date of payment of the Shares Earned and/or Target Shares Earned based on the Fair Market Value (as specified in Section 2.5, above) on the date of payment of the Shares Earned and/or Target Shares Earned. The number of additional Shares Earned and/or Target Shares Earned credited as Dividend Equivalents on the dividend payment date will be determined by dividing (1) the product of (a) the number of your Shares Earned and/or Target Shares Earned as of the corresponding dividend record date (including any unvested Shares Earned and/or Target Shares Earned previously credited as a result of prior payments of Dividend Equivalents) and (b) the per-share cash dividend paid on the dividend payment date, by (2) the per-share Fair Market Value (as specified in Section 2.5, above) of Stock on the dividend payment date. The Dividend Equivalents will accrue on Shares Earned and/or Target Shares Earned calculated from the Date of Grant.
5.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting of this Performance Stock Unit Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Performance Stock Unit Award, you agree not to sell any of the shares of Stock received under this Performance Stock Unit Award at a time when applicable laws or Company policies prohibit a sale.

6.Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company’s rights and obligations under this Performance Stock Unit Award or substitute for this Performance Stock Unit Award a substantially equivalent award for the Acquiring Corporation’s stock.
6.1Payout Pursuant to a Change in Control. In the event the Acquiring Corporation elects not to assume or substitute for this Performance Stock Unit Award in connection with a Change in Control, the vesting of this Performance Stock Unit Award, so long as your Service has not terminated prior to the date of the Change in Control, shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control, and the number of shares of Stock that shall be issued to you by the Company under this Agreement shall be determined and paid as follows. The Company shall issue to you, within 30 days after the Change in Control, the number of shares (rounded up to the nearest whole Share) equal to the sum of (a) the Shares Earned for any Measurement Period prior to the Measurement Period during which the Change in Control occurs, plus (b) the Shares Earned for any subsequent Measurement Period as if the Payout Percentage were 100% and the last day of each Measurement Period were the last business day before the date of the Change in Control.
6.2Vesting Contingent Upon Consummation. The vesting of any Performance Stock Units and any shares of Stock acquired upon the settlement thereof that was permissible solely by reason of this Section 6 shall be conditioned upon the consummation of the Change in Control.
6.3Applicability of Agreement. Notwithstanding the foregoing, shares of Stock acquired upon settlement of this Performance Stock Unit Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement.
6.Continuation of Award. Notwithstanding the foregoing, if the corporation the stock of which is subject to this Performance Stock Unit Award immediately prior to an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event, less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to the provisions of Section 1504(b) of the Code, this Performance Stock Unit Award shall not terminate unless the Committee otherwise provides in its discretion.
7.Transferability. Prior to the issuance of shares of Stock in settlement of a Performance Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary (if any), except (i) transfer by will or by the laws of descent and distribution or (ii) to the extent permitted by the Company, transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to the Performance Stock Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment of any vested Performance Stock Units, such Performance Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
8.Performance Stock Units Not a Service Contract. This Performance Stock Unit Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in your Performance Stock Unit Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company.
9.Restrictive Legend. Stock issued pursuant to the vesting of the Performance Stock Units may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
10.Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to the vesting of the Performance Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

11.Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of the Performance Stock Units.
12.Code Section 409A. It is the intent that the vesting or the payment of the Performance Stock Units as set forth in this Agreement shall qualify for exemption from the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payments provided for under this Agreement are made in a manner that qualifies for exemption from Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments of Performance Stock Units provided for under this Agreement will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments of Performance Stock Units provided for under this Agreement.
13.Notices. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
14.Nature of Grant. In accepting the Performance Stock Unit Award, you acknowledge and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
(b)the award of Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units or other Awards have been awarded repeatedly in the past;
(c)all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan is voluntary;
(e)the Performance Stock Unit Award and the shares of Stock subject to the Performance Stock Unit Award are extraordinary items that do not constitute compensation of any kind for Services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;
(f)the Performance Stock Unit Award and the shares of Stock subject to the Performance Stock Unit Award are not intended to replace any pension rights or compensation;
(g)the Performance Stock Unit Award and the shares of Stock subject to the Performance Stock Unit Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Participating Company;
(h)the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty; further, neither the Company, the Employer nor any Participating Company is liable for any foreign exchange fluctuation between your Employer’s local currency and the United States Dollar that may affect the value of this Performance Stock Unit Award;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of your Performance Stock Units resulting from termination of your Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the Performance Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)the Performance Stock Unit Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Performance Stock Unit Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and

(k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.Applicable Law. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
16.Arbitration. Any dispute or claim concerning any Performance Stock Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Performance Stock Unit Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
17.Amendment. Your Performance Stock Unit Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Performance Stock Unit Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 12 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
18.Governing Plan Document. Your Performance Stock Unit Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
19.Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
20.Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company.
21.Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
22.Repayment/Forfeiture. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (b) similar rules under the laws of any other jurisdiction and (c) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

U.S. PSU-EX-A8 9-29-13